LONE OAK ACQUISITION CORPORATION ANNOUNCES RESULTS OF ITS TENDER OFFER

Wanchai, Hong Kong, September 23, 2013 – Lone Oak Acquisition Corporation (OTC Bulletin Board: LOKAF) (the “Company”) today announced the final results of its tender offer (the “Offer”), for all of the Company’s outstanding ordinary shares. The Offer expired on Thursday, September 19, 2013 at 11:59 p.m., Eastern time. A total of 20,000 ordinary shares were tendered, meaning that the Company met the conditions required to extend the time frame for it to complete a business combination.

Approximately $164,307 will be released from the trust account to distribute to tendering shareholders. All shares tendered will be canceled. Shareholders who tendered their shares should expect to receive payment on or about September 24, 2013.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded or followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Forward-looking statements in this release also include statements about business and economic trends. Investors should also consider the areas of risk described under the heading "Forward Looking Statements" and those factors captioned as "Risk Factors" in the Company's periodic reports under the Securities Exchange Act of 1934, as amended, or in connection with any forward-looking statements that may be made by the Company.

The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

For further information please contact:

Lone Oak Acquisition Corporation
Tel: +1(646) 450-8808